Exhibit 99.1

NEWS RELEASE

Pacira to Acquire MyoScience, Adding FDA-approved ioveraº System for Non-opioid Pain Control

— Novel cryoanalgesia treatment highly complementary to EXPAREL —

— Corporate name change to Pacira BioSciences to reflect expanding product portfolio —

— Conference call today at 8:30 AM ET —

PARSIPPANY, NJ and FREMONT, CA, March 5, 2019 — Pacira Pharmaceuticals, Inc. (“Pacira”) (NASDAQ: PCRX) and MyoScience, Inc. (“MyoScience”), a privately held medical technology company, today announced the signing of a definitive agreement for the acquisition of MyoScience by Pacira. MyoScience currently markets the ioveraº system, a novel, FDA-approved non-opioid treatment that alleviates pain through a mechanism known as cryoanalgesia, which applies intensely focused cold therapy to a specific nerve to interrupt its ability to transmit a pain signal. Results can be felt immediately after ioveraº treatment with pain relief that can last three months, and in some cases longer, as the nerve regenerates over time.

“We are delighted to announce this strategic acquisition, which is highly complementary to EXPAREL and underscores our corporate mission to provide an opioid alternative to as many patients as possible,” said Dave Stack, chairman and chief executive officer of Pacira. “We believe the ioveraº system has significant growth opportunity given the key role it can play in the management of pain associated with both orthopedic surgery and persistent orthopedic conditions such as osteoarthritis. We will be working to leverage our strong commercial infrastructure, partnership network, including our substantial commercial collaboration with Johnson & Johnson, and deep domain expertise to drive widespread adoption of this exciting treatment. By combining ioveraº with EXPAREL, we are offering healthcare providers an effective, non-opioid multimodal regimen that can help mitigate or even eliminate the use of opioids for managing pain before, during and after surgery.”

“We are pleased to enter into this transaction and are confident that Pacira is the ideal fit to build the ioveraº franchise given their commitment to and proven track record of expanding patient access to non-opioid options,” said Timothy Still, president and chief executive officer of MyoScience. “This acquisition comes at a time when opioid abuse and addiction has reached epidemic proportions and alternative approaches to pain management are being mandated. We believe adding ioveraº to EXPAREL-based opioid-sparing protocols will help create an opioid-free perioperative and postoperative experience for many patients.”

Novel ioveraº system highly complementary to EXPAREL

ioveraº is a handheld cryoanalgesia device used to deliver precise, controlled doses of cold temperature only to targeted nerves. Treated nerves are temporarily stopped from sending pain signals until the nerve regenerates over time and the function is restored.  The effect is immediate, leading to decreased pain, opioid consumption and improved length of stay while improving physical function for patients.  The product has been used in over 20,000 procedures with a growing body of clinical evidence supporting efficacy. Pacira believes that ioveraº used in combination with EXPAREL has the potential for an additive effect with a higher likelihood for a completely opioid-free patient journey. The ioveraº system is 510k cleared in the U.S. for the blocking of pain, pain relief, and symptoms associated with osteoarthritis of the knee as well as general surgical use.

Treatment results with ioveraº:

•                  Decreased knee pain. More than 75 percent of the patients who received ioveraº treatment continued to experience pain relief at 150 days.(1)

•                  Less stiffness. More than 50 percent of the patients treated with the ioveraº system experienced less stiffness 12 weeks after treatment.(1)

•                  Improved physical function. Majority of the patients in the ioveraº treatment group had improved physical function at 150 days.(1)

•                  Fewer opioid prescriptions. Patients who received ioveraº treatment requested 45 percent fewer opioid prescription at 12 weeks after knee replacement surgery.(2)

•                  Reduction in knee pain. 12 weeks after surgery, the majority of patients who received ioveraº treatment experienced less pain.(2)

•                  Faster recovery. Postsurgical recovery was much faster in patients who received ioveraº treatment before knee replacement surgery.(2)

Osteoarthritis compromises the quality of life of more than 27 million Americans, with approximately 25% of knee osteoarthritis sufferers complaining of pain while performing daily activities (walking, climbing stairs, kneeling, etc.)(1). Osteoarthritis is also associated with a higher likelihood of opioid use with as many as 30% of presurgical patients with end-stage knee, hip or spine osteoarthritis using prescription opioids, according to data published in Arthritis Care & Research. The effect of this disease on the United States economy is estimated to be $60 billion per year(2).

Terms of the Agreement

Under the terms of the agreement, Pacira will make an initial payment of $120 million. MyoScience shareholders will be eligible to receive up to an additional $100 million in contingent payments upon achievement of certain regulatory and commercial milestones. Pacira expects the acquisition to be accretive to net income beginning in the second half of 2020 and increasingly accretive thereafter.

The transaction is expected to close in April 2019 subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Upon the closing of the acquisition, Pacira intends to change its corporate name to Pacira BioSciences, Inc., in order to better reflect a broadening portfolio of innovative non-opioid pain management and regenerative health solutions. Pacira will continue to trade under the symbol “PCRX.”  Upon the closing of the transaction, MyoScience will become Pacira CryoTech, Inc., a wholly owned subsidiary of Pacira.

Deutsche Bank Securities served as financial advisor and Perkins Coie LLP is acting as legal advisor to Pacira in connection with the transaction. Perella Weinberg Partners LLP served as financial advisor and Latham & Watkins LLP is acting as legal advisor to MyoScience.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call to discuss the transaction today, Tuesday, March 5, 2019, at 8:30 a.m. ET. The call can be accessed by dialing 1-877-845-0779 (domestic) or 1-720-545-0035 (international) ten minutes prior to the start of the call and providing the Conference ID 4468857.

A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-855-859-2056 (domestic) or 1-404-537-3406 (international) and providing the Conference ID 4468857. The replay of the call will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can also be accessed by visiting the “Investors & Media” section of the company’s website at investor.pacira.com. A replay of the webcast will be archived on the Pacira website for two weeks following the call.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is a specialty pharmaceutical company dedicated to advancing and improving postsurgical outcomes for acute care practitioners and their patients. The company’s flagship product, EXPAREL® (bupivacaine liposome injectable suspension) was commercially launched in the United States in April 2012. EXPAREL utilizes DepoFoam®, a unique and proprietary product delivery technology that encapsulates drugs without altering their molecular structure, and releases them over a desired period of time. To learn more about Pacira, including the corporate mission to reduce overreliance on opioids, visit www.pacira.com.

About MyoScience

Silicon Valley, California-based MyoScience is a privately-held medical device company committed to making its platform technology, the iovera° system, the standard of care for the treatment of peripheral nerves. The iovera° treatment is powered by a patented device that enables cryoneurolysis. The ioveraº system is 510k cleared in the U.S. for the blocking of pain, the relief of pain and symptoms associated with osteoarthritis of the knee for up to 90 days and general surgical use. For more information, please visit www.iovera.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is indicated for single-dose infiltration in adults to produce postsurgical local analgesia and as an interscalene brachial plexus nerve block to produce postsurgical regional analgesia. Safety and efficacy have not been established in other nerve blocks. The product combines bupivacaine with DepoFoam®, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain scores with up to a 78 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.

Important Safety Information

EXPAREL is contraindicated in obstetrical paracervical block anesthesia. Adverse reactions reported with an incidence greater than or equal to 10% following EXPAREL administration via infiltration were nausea, constipation, and vomiting; adverse reactions reported with an incidence greater than or equal to 10% following EXPAREL administration via interscalene brachial plexus nerve block were nausea, pyrexia, and constipation. If EXPAREL and other non-bupivacaine local anesthetics, including lidocaine, are administered at the same site, there may be an immediate release of bupivacaine from EXPAREL. Therefore, EXPAREL may be administered to the same site 20 minutes after injecting lidocaine. EXPAREL is not recommended to be used in the following patient population: patients <18 years old and/or pregnant patients. Because amide-type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease. Warnings and Precautions Specific to EXPAREL: Avoid additional use of local anesthetics within 96 hours following administration of EXPAREL. EXPAREL is not recommended for the following types or routes of administration: epidural, intrathecal, regional nerve blocks other than interscalene brachial plexus nerve block, or intravascular or intra-articular use. The potential sensory and/or motor loss with EXPAREL is temporary and varies in degree and duration depending on the site of injection and dosage administered and may last for up to 5 days, as seen in clinical trials. Warnings and Precautions for Bupivacaine-Containing Products: Central Nervous System (CNS) Reactions: There have been reports of adverse neurologic reactions with the use of local anesthetics. These include persistent anesthesia and paresthesia. CNS reactions are characterized by excitation and/or depression. Cardiovascular System Reactions: Toxic blood concentrations depress cardiac conductivity and excitability which may lead to dysrhythmias, sometimes leading to death. Allergic Reactions: Allergic-type reactions (eg, anaphylaxis and angioedema) are rare and may occur as a result of hypersensitivity to the local anesthetic or to other formulation ingredients. Chondrolysis: There have been reports of chondrolysis (mostly in the shoulder joint) following intra-articular infusion of local anesthetics, which is an unapproved use. Methemoglobinemia: Cases of methemoglobinemia have been reported with local anesthetic use. Full Prescribing Information is available at www.EXPAREL.com.

About ioveraº

The ioveraº system is used to destroy tissue during surgical procedures by applying freezing cold. It can also be used to produce lesions in peripheral nervous tissue by the application of cold to the selected site for the blocking of pain. It is also indicated for the relief of pain and symptoms associated with osteoarthritis of the knee for up to 90 days. In one study, the majority of the patients suffering from osteoarthritis of the knee experienced pain and system relief beyond 150 days.(1) The ioveraº system’s “1×90” Smart Tip configuration (indicating one needle which is 90 mm long) can also facilitate target nerve location by conducting electrical nerve stimulation from a separate nerve stimulator. The ioveraº system is not indicated for treatment of central nervous system tissue.

Important Safety Information

The ioveraº system is contraindicated for use in patients with the following: Cryoglobulinemia; Paroxysmal cold hemoglobinuria; cold urticaria; Raynaud’s disease; open and/or infected wounds at or near the treatment line. Potential complications: As with any surgical treatment that uses needle-based therapy, there is potential for temporary site-specific reactions, including but not limited to: bruising (ecchymosis); swelling (edema); inflammation and/or redness (erythema); pain and/or tenderness; altered sensation (localized dysesthesia). Typically, these reactions resolve with no physician intervention. Patients may help the healing process by applying ice packs to the affected sites, and by taking over-the counter analgesics.

Forward Looking Statements

Any statements in this press release about the company’s future expectations, plans, outlook, projections and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may,” “could” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the failure to complete the transaction or realize anticipated benefits and synergies from the transaction; the ability to successfully integrate ioveraº and MyoScience into the company’s existing business; the commercial success of ioveraº, the success of the company’s sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and the company’s ability to serve those markets; the company’s plans to expand the use of EXPAREL to additional indications and opportunities, and the timing and success of any related clinical trials; and other factors discussed in the “Risk Factors” of the company’s most recent Annual Report on Form 10-K and in other filings that the company periodically makes with the SEC. In addition, the forward-looking statements included in this press release represent the company’s views as of the date of this press release. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such the company anticipates that subsequent events and developments will cause its views to change. However, while the company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

Company Contacts:

Investors:

Susan Mesco

(973) 451-4030

susan.mesco@pacira.com

Media Contact:

Coyne Public Relations

Alyssa Schneider

(973) 588-2270

aschneider@coynepr.com

(1)Radnovich, R. et al. “Cryoneurolysis to treat the pain and symptoms of knee osteoarthritis: a multicenter, randomized, double-blind, sham-controlled trial.” Osteoarthritis and Cartilage (2017) p1-10.

(2)Dasa, V. et al. “Percutaneous freezing of sensory nerves prior to total knee arthroplasty.” The Knee (2016) p523-528.